Exhibit 99.1

Omeros Corporation Reports Third Quarter 2012 Financial Results

Seattle, WA – November 9, 2012 – Omeros Corporation (NASDAQ: OMER), a clinical-stage biopharmaceutical company committed to discovering, developing and commercializing products targeting inflammation, coagulopathies and disorders of the central nervous system, today announced its financial results for the third quarter of 2012.

Financial Results

Total operating expenses for the quarter ended September 30, 2012 were $14.5 million compared to $7.2 million for the same period in 2011. The increase in operating expenses primarily relates to a one-time litigation settlement payment of $3.95 million, which our insurance company has agreed to reimburse to us subject to a reservation of rights, increased Phase 3 clinical trial expenses for OMS302 and increased employee expenses, partially offset by a decrease in expenses in connection with preclinical work for other programs. Given that the $3.95 million that Omeros’ insurer has agreed to reimburse had not been received by Omeros as of September 30, 2012, that amount is not included in operating expenses for the 2012 period. For the quarter ended September 30, 2012, Omeros reported a net loss of $13.3 million, or $0.51 per share, compared to a net loss of $6.5 million, or $0.29 per share, for the same period in 2011. At September 30, 2012, Omeros had cash, cash equivalents and short-term investments of $30.6 million.

“Now with positive results from both of our two pivotal Phase 3 clinical trials evaluating OMS302, Omeros is becoming a commercial company,” said Gregory A. Demopulos, M.D., chairman and chief executive officer of Omeros. “We are working to file an NDA in the first quarter of 2013 followed by an MAA in mid-year, and we look forward to releasing data from two more clinical programs before year-end – our Phase 3 meniscectomy and our Phase 1 PDE10 programs. Our clinical pipeline is expanding, and as many as three additional programs could enter the clinic in 2013. We continue to execute on our strategy of creating multiple opportunities for success.”

Third Quarter and Recent Highlights

•	Completed a public offering pursuant to which it sold 3,365,854 shares of common stock at a price of $10.25 per share. Omeros’ net proceeds from the transaction were $32.3 million.

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Reported the completion of enrollment in the first of two planned pivotal Phase 3 clinical trials evaluating OMS103HP in patients undergoing arthroscopic partial meniscectomy surgery. OMS103HP is a proprietary drug product added to standard irrigation solutions and delivered to the operative site throughout arthroscopy to preemptively block the molecular-signaling and biochemical cascade caused by surgical trauma and to improve postoperative functional outcomes. Omeros expects to announce data from this Phase 3 trial before year-end.

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Announced the identification of compounds that interact selectively with nine additional orphan G protein-coupled receptors (GPCRs), bringing the total number of orphans GPCRs unlocked by Omeros to 46, representing over half of the Class A orphan GPCRs and equaling the number of GPCRs targeted by over 30 percent of all currently marketed drugs. These nine orphans are linked to a series of important indications, including several types of cancer, autism, pain, osteoarthritis, neuropsychiatric disorders, and appetite and body weight.

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Began enrolling patients in a Phase 1 dose-ranging clinical trial of OMS824, Omeros’ lead compound from its phosphodiesterase 10 (PDE10) program for schizophrenia and other cognitive disorders. This study will evaluate the drug’s safety, tolerability and pharmacokinetics in healthy subjects, and Omeros expects data before year-end.

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Announced that Omeros, its chief executive officer and its former chief financial officer entered into an agreement settling their respective claims. A description of this settlement agreement and the related lawsuit are included in Omeros’ Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on November 1, 2012.

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Reported positive data from the second of its two pivotal Phase 3 clinical trials evaluating OMS302 in patients undergoing intraocular lens replacement surgery. In this second Phase 3 clinical trial comparing OMS302 to placebo, OMS302 met its co-primary endpoints by demonstrating statistically significant (p<0.00001) maintenance of intraoperative mydriasis (pupil dilation) and statistically significant (p=0.0002) reduction of pain in the early postoperative period. Now with positive data from both trials in the OMS302 Phase 3 clinical program, Omeros is targeting submission of a New Drug Application to the U.S. Food and Drug Administration in the first quarter of 2013 and of a Marketing Authorization Application to the European Medicines Agency in mid-2013, with a planned market launch in 2014.

About Omeros Corporation

Omeros is a clinical-stage biopharmaceutical company committed to discovering, developing and commercializing products targeting inflammation, coagulopathies and disorders of the central nervous system. The Company’s most clinically advanced product candidates are derived from its proprietary PharmacoSurgery™ platform designed to improve clinical outcomes of patients undergoing a wide range of surgical and medical procedures. Omeros has four ongoing clinical development programs. Omeros may also have the near-term capability, through its GPCR program, to add a large number of new drug targets and their corresponding compounds to the market. Behind its clinical candidates and GPCR platform, Omeros is building a diverse pipeline of protein and small-molecule preclinical programs targeting inflammation, coagulopathies and central nervous system disorders.

Forward-Looking Statements

This press release contains forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, which are subject to the “safe harbor” created by those sections. These statements include, but are not limited to, Omeros’ expectations regarding when it will submit an NDA and MAA for OMS302; when sales may commence for OMS302; when it will announce the results from its Phase 3 OMS103HP and Phase 1 PDE10 clinical trials; the number of its programs that will enter the clinic in 2013; and that Omeros may have capability, through its GPCR program, to add a large number of new drug targets and their corresponding compounds to the market. Forward-looking statements are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, the risks, uncertainties and other factors described under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2012. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and the Company assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.

Contact:

Jennifer Cook Williams

Cook Williams Communications, Inc.

Investor and Media Relations

360.668.3701

jennifer@cwcomm.org

OMEROS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Revenue	$1,417	$987	$4,439	$3,381
Operating expenses:
Research and development	7,764	5,321	22,568	14,823
General and administrative	2,736	1,830	7,270	6,121
Loss on settlement	3,953	—	3,953	—

Total operating expenses	14,453	7,151	33,791	20,944

Loss from operations	(13,036)	(6,164)	(29,352)	(17,563)
Investment income	14	9	32	40
Interest expense	(413)	(528)	(1,360)	(1,348)
Other income, (expense) net	159	171	(30)	526

Net loss	$(13,276)	$(6,512)	$(30,710)	$(18,345)

Basic and diluted net loss per common share	$(0.51)	$(0.29)	$(1.30)	$(0.83)

Weighted-average shares used to compute basic and diluted net loss per common share	25,834,730	22,246,430	23,578,724	22,156,883

OMEROS CORPORATION

CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	September 30,	December 31,
	2012	2011
Cash and cash equivalents and short-term investments	$30,629	$24,570
Total assets	32,761	26,982
Total notes payable	15,052	19,446
Total current liabilities	21,811	18,985
Accumulated deficit	(206,843)	(176,133)
Total shareholders’ equity (deficit)	(820)	(5,554)